EXHIBIT  21.1


                                        SUBSIDIARIES OF Venture Tech, Inc.

The following are subsidiaries of Venture Tech, Inc., an Idaho corporation:

         1. Venture Tech Holdings (Canada) Inc., a British Columbia corporation, a wholly owned (100%) subsidiary.

         2. EuroAsian E-Casinos International Ltd., an Antigua corporation, a wholly owned (100%) subsidiary.

         3. EuroAsian E-Casinos, Inc., a Marshall Islands corporation, a wholly owned (100%) subsidiary.

         4. Cybernet Currency Clearing, Inc., a Nevada corporation, a wholly owned (100%) corporation.



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